Exhibit 28h2
EXECUTION VERSION

Table of Contents

PREMISE	2
1. DEFINITIONS	3
2. APPOINTMENT	6
3. REPRESENTATIONS AND WARRANTIES	6
4. DELIVERY OF DOCUMENTS	8
5. SERVICES PROVIDED	8
6. FEES AND EXPENSES	9
7. INSTRUCTIONS	9
8. LIMITATIONS OF LIABILITY AND INDEMNIFICATION	10
9. TERM AND TERMINATION	12
10. NOTICES	13
11. WAIVER	13
12. FORCE MAJEURE	14
13. AMENDMENTS	14
14. ASSIGNMENT	14
15. SEVERABILITY	14
16. GOVERNING LAW AND JURISDICTION	14
17. USE OF J.P. MORGAN’S NAME	15
18. CONFIDENTIALITY	15
19. COUNTERPARTS	16
20. HEADINGS	16
21. ENTIRE AGREEMENT	16
SCHEDULE A — TRANSFER AGENCY SERVICES FOR SERIES	18
SCHEDULE B — INDEX RECEIPT AGENT SERVICES AND RELATED CUSTODY SERVICES FOR SERIES	21

AGENCY SERVICES AGREEMENT
          This AGENCY SERVICES AGREEMENT dated May 5, 2011, is between NEXT ETFs TRUST, a Delaware statutory trust and registered investment company under the Investment Company Act of 1940, as amended (the “1940 Act), with offices at 350 Main Street, Suite 9, Bedminster, New Jersey 07921 (the “Trust”) and JPMORGAN CHASE BANK, N. A. a national banking association with a place of business at One Beacon Street, Boston, Massachusetts 02108. (“J.P. Morgan”).
PREMISE
     J.P. Morgan, in its capacity as custodian of the Trust has been engaged to provide custody services to the Trust and its various portfolios pursuant to the terms of a Custody Agreement dated as May 5, 2011 (the “Custody Agreement”). The Trust intends to issue in respect of its portfolios listed on Exhibit A hereto (each a “Fund” or “Series” issued by a separate fund (“Fund”)) an exchange-traded class of shares “Shares” for each Series. The Shares shall be created in bundles called “Creation Units.” The Trust, on behalf of the Series, shall create and redeem Shares of each Series only in Creation Units principally in kind for portfolio securities of the particular Series (“Deposit Securities”), as more fully described in the current prospectus and statement of additional information of the Trust, included in its registration statement on Form N-1A, No 811-22524; and as authorized under the Order of Exemption (“Order of Exemption”) dated ____________ of the Securities and Exchange Commission, Investment Company Act Release No. ______; File No. 812-13818 (“Registration Statement”). Only brokers or dealers that are “Authorized Participants” and that have entered into an Authorized Participant Agreement with the Distributor, acting on behalf of the Trust, shall be authorized to create and redeem Shares in Creation Units from the Trust. The Trust wishes to engage J.P. Morgan to perform certain services on behalf of the Trust with respect to the creation and redemption of Shares, as the Trust’s agent, namely: (i) to provide transfer agent services for Shares of each Series; (ii) to act as Index Receipt Agent (as such term is defined in the rules of the National Securities Clearing Corporation) with respect to the settlement of trade orders with Authorized Participants; and (iii) to provide custody services under the terms of the Custody Agreement, as supplemented hereby, for the settlement of Creation Units against Deposit Securities and/or cash that shall be delivered by Authorized Participants in exchange for Shares and the redemption of Shares in Creation Unit size against the delivery of Redemption Securities and/or cash of each Series.
          NOW THEREFORE, in consideration of the promises and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Trust and J.P. Morgan agree as follows:

1.	DEFINITIONS.
     The following terms as used in this Agreement shall have the meanings as set forth below:
     1933 Act: means the Securities Act of 1933, as amended.
     1934 Act: means the Securities Exchange Act of 1934, as amended.
     Advisor: means NEXT ETF’s LLC, in its capacity of investment advisor to the Trust pursuant to an Investment Advisory Agreement dated May 5, 2011 with the Trust relating to the provision of portfolio management services with respect to assets held by the Fund(s).
     Agreement: means this Agency Services Agreement.
     Affiliate: means with respect to a party means an entity controlling, controlled by, or under common control with, that party.
     Applicable Law: means any applicable statute, including the 1940 Act, the Advisers Act, the 1933 Act and the 1934 Act as well as any applicable statute, treaty, rule, regulation or common law and any applicable decree, injunction, judgment, order, formal interpretation or ruling issued by a court or governmental entity.
     Authorized Participant: a broker or dealer that is a DTC participant and that has executed an Authorized Participant Agreement with the Distributor for the creation and redemption of Creation Units.
     Authorized Participant Agreement: the agreement between the Distributor, on behalf of the Trust, and a broker or dealer that is a DTC Participant governing the creation and redemption of Creation Units.
     Authorized Person: means any person who has been designated by written notice from the Trust (or by any agent designated by the Trust, including, without limitation, the Advisor), to act on behalf of Trust hereunder. Such persons will continue to be Authorized Persons until such time as J.P. Morgan receives Instructions from the Trust (or its agent) that any such person is no longer an Authorized Person.
     Balancing Amount: means an amount of cash equal to the difference between the net asset value of a Creation Unit and the market value of the Deposit Securities (in the case of an creation) or the market value of the Redemption Securities (in the case of a redemption). For the creation of Creation Units, if the Balancing Amount is a positive number, then it will be an amount that is payable to the Series by the Authorized Participant and if the Balancing Amount is a negative number, then it will be an amount that is payable by the Series to the Authorized Participant. For redemptions of Creation Units, if the Balancing Amount is a positive number, then it will be an amount that is payable by the Series to the Authorized Participant and if the Balancing Amount is a

negative number, then it will be an amount that is payable to the Series by the Authorized Participant.
     Cash Component: means an amount of cash consisting of the Balancing Amount and a Transaction Fee.
     Clearing Process: means CNS, the NSCC clearing and settlement process for the creation and redemption of Creation Units for securities in kind.
     CNS: means the Continuous Net Settlement System of NSCC.
     Creation Deposit: means the consideration for the creation of a Creation Unit consisting of Deposit Securities and the Balancing Amount.
     Creation Unit: means a large block, generally ranging from 50,000 to 100,000 or multiples thereof, of a specified number of Shares that makes up one unit of the Series, as specified in the Series’ prospectus. A Creation Unit is the minimum number of Shares that may be created or redeemed at any one time.
     Custodian: means J.P. Morgan acting in the capacity as securities custodian for the Trust.
     Deposit Securities: means with respect to each business day the designated basket of securities that will generally be tendered to an Series by an Authorized Participant to create one or more Creation Units of that Fund’s Shares.
     Distributor: means the party identified as distributor in the Trust prospectus that may sign the Authorized Participant Agreement on behalf of the Trust.
     DTC: means The Depository Trust Company, a limited purpose trust company organized under the law of the State of New York.
     DTC Participant: means a “participant” as such term is defined in the rules of DTC.
     DTC Participant Account: means an “account” as such term is defined in the rules of DTC.
     Series: means the series of the Trust that are listed on Exhibit A hereto, as amended from time to time.
     Shares: means the shares of each Series.
     Fund Administrator: means the entity appointed to provide fund administration services to the Funds, as notified by the Trust to J.P. Morgan in writing.

     Index Receipt Agent: means J.P. Morgan acting in the capacity as “index receipt agent,” as such term is defined in the rules of NSCC, for the Trust.
     Instructions: means instructions to J.P. Morgan which: (i) contain all necessary information required by J.P. Morgan to enable J.P. Morgan to carry out the Instructions; (ii) are received by J.P. Morgan in accordance with the prevailing Security Procedures; and (iii) J.P. Morgan believes in good faith have been given by an Authorized Person or are transmitted with proper testing or authentication pursuant to terms and conditions which J.P. Morgan may specify.
     J.P. Morgan Indemnitees: means J.P. Morgan, and its nominees, directors, officers, employees and agents.
     Liabilities: means any liabilities, losses, claims, costs, damages, penalties, fines, obligations, or expenses of any kind whatsoever (including, without limitation, reasonable attorneys’, accountants’, consultants’ or experts’ fees and disbursements).
     NSCC: National Securities Clearing Corporation, a clearing agency that is registered with the SEC.
     Order Taker: means the entity appointed as order taker of the Fund(s), as notified by the Trust to J.P. Morgan in writing.
     Outside the Clearing Process: means processing creation and redemption orders concerning Creation Units and Deposit Securities and Redemption Securities for settlement exclusively through DTC or, when the settlement is not DTC eligible, as a window delivery to the offices of the Custodian.
     Redemption Securities: means the designated basket of securities provided by the Trust to an Authorized Participant redeeming a Creation Unit. On any given day, the Redemption Securities may or may not be identical to the Deposit Securities.
     SEC: means the Securities and Exchange Commission.
     Security Procedure: means any security procedure to be followed by Trust upon the creation of an Instruction and/or by J.P. Morgan upon the receipt of an Instruction, so as to enable J.P. Morgan to verify that such Instruction is authorized, as set forth in operating procedures documentation in effect from time to time between the parties with respect to the services set forth in this Agreement, or as otherwise agreed in writing by the parties. A Security Procedure may, without limitation, involve the use of algorithms, codes, passwords, encryption or telephone call backs and may be updated by J.P. Morgan from time to time upon notice to the Trust. Trust acknowledges that Security Procedures are designed to verify the authenticity of, and not detect errors in, Instructions. For the avoidance of doubt, the parties agree that a SWIFT message issued in the name of Trust through any third party utility agreed upon by the parties as being a method for providing

Instructions and authenticated in accordance with that utility’s customary procedures, shall be deemed to be an authorized Instruction.
     Shareholder: means DTC or its nominee. A single global certificate for each Series will be created in the name of DTC or its nominee. DTC or its nominee shall be the sole registered holder of Shares of each Series.
     Transaction Fee: means a transaction fee imposed by the Trust and payable by the Authorized Participant in connection with the creation or redemption of Creation Units.
     Transfer Agent: means J.P. Morgan acting in the capacity as transfer agent for the Shares of each Series of the Trust.
     2. APPOINTMENT.
     The Trust hereby appoints J.P. Morgan to provide services for the Trust, as described hereinafter, subject to the supervision of the Board of Trustees of the Trust (the “Board”), on the terms set forth in this Agreement. J.P. Morgan accepts such appointment and agrees to furnish the services herein set forth in return for the compensation as provided in Section 6 of this Agreement.
     3. REPRESENTATIONS AND WARRANTIES.
          (a) J.P. Morgan represents and warrants to the Trust that:
          (i) J.P. Morgan is a national bank duly organized and existing as a banking association under the laws of the United States;
          (ii) J.P. Morgan is duly qualified to carry on its business in the State of New York;
          (iii) J.P. Morgan is empowered under Applicable Laws and by its charter and by-laws to enter into and perform the services described in this Agreement;
          (iv) J.P. Morgan is a transfer agent registered with the SEC;
     (v) all requisite corporate action has been taken to authorize J.P. Morgan to enter into and perform this Agreement;
          (vi) J.P. Morgan has, and shall continue to have, access to the facilities, personnel and equipment required to fully perform its duties and obligations hereunder;

          (vii) no legal or administrative proceedings have been instituted or threatened against J.P. Morgan which would impair J.P. Morgan’s ability to perform its duties and obligations under this Agreement; and
          (viii) J.P. Morgan’s entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of J.P. Morgan or any law or regulation applicable to J.P. Morgan.
          (b) The Trust represents and warrants to J.P. Morgan that:
          (i) the Trust is duly organized and existing and in good standing under the laws of the State of Delaware;
          (ii) the Trust is empowered under Applicable Laws and by its charter document and by-laws to enter into and perform this Agreement;
          (iii) all requisite proceedings have been taken to authorize the Trust to enter into and perform this Agreement;
          (iv) the Trust is an open-end management investment company properly registered under the 1940 Act;
          (v) at least one registration statement under the 1933 Act and the 1940 Act on Form N-1A (including the Registration Statement) has been filed and shall be effective and shall remain effective during the term of this Agreement, and all necessary filings under the laws of the states shall have been made and shall be current during the term of this Agreement;
          (vi) no legal or administrative proceedings have been instituted or threatened which would impair the Trust’s ability to perform its duties and obligations under this Agreement, other than as described in the Trust’s registration statement;
          (vii) each Trust’s Registration Statement complies in all material respects with the 1933 Act and the 1940 Act and none of the Trust’s prospectuses and/or statements of additional information, and any amendments and supplements thereto (such prospectuses and statement of additional information, as in effect and as amended and supplemented from time to time (herein called the “Prospectus”) contain any untrue statement of material fact or omit to state a material fact necessary to make the statements therein not misleading; and
          (viii) the Trust’s entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of the Trust or any law or regulation applicable to it.

     4. DELIVERY OF DOCUMENTS.
     The Trust, or the Advisor acting on its behalf, shall promptly furnish to J.P. Morgan such copies, properly certified or authenticated, of contracts, documents and other related information that J.P. Morgan may request or require to properly discharge its duties. Such documents may include but are not limited to the following:
          (i) Resolutions of the Board authorizing the appointment of J.P. Morgan to provide certain services to the Trust;
          (ii) the Trust’s charter documents;
          (iii) the Trust’s by-laws;
          (iv) the Trust’s Notification of Registration on Form N-8A under the 1940 Act as filed with the SEC;
          (v) any Trust’s Registration Statement, as filed with the SEC;
          (vi) any Trust’s final application for an Order of Exemption with respect to any Series and Shares, and any Order of Exemption of the SEC granting the relief requested in any such application.
          (vii) opinions of counsel regarding the Trust’s securities creation and auditors’ reports;
          (viii) the Trust’s Prospectus(es) relating to all funds, series, portfolios and classes, as applicable;
          (ix) the Trust’s annual and semi-annual reports for the current year and annually while this Agreement is in effect; and
          (x) such other agreements as the Trust may enter into from time to time including securities lending agreements, futures and commodities account agreements, brokerage agreements and options agreements.
     5. SERVICES PROVIDED.
          J.P. Morgan shall provide the following services subject to the control, direction and supervision of the Board and its designated agents and in compliance with the objectives, policies and limitations set forth in the Trust’s Registration Statement, charter document and by-laws; Applicable Laws and regulations; and all resolutions and policies implemented by the Board:
     (i) Transfer Agency Services described in Schedule A to this Agreement;

     (ii) Index Receipt Agent Services and Related Custody Services described in Schedule B to this Agreement, and
     (iii) such other services in connection with Shares as the parties may mutually agree upon in writing.
     6. FEES AND EXPENSES.
          (a) As compensation for the services rendered to the Trust pursuant to this Agreement the Trust shall pay J.P. Morgan the fees as may be agreed upon in writing from time to time, together with J.P. Morgan’s reasonable out-of-pocket or incidental expenses, including, but not limited to, legal fees. All fees and expenses are to be billed monthly (unless another period is agreed upon) and shall be due and payable upon receipt of the invoice. Upon any termination of the provision of services under this Agreement before the end of any month, the fee for the part of the month before such termination shall be prorated according to the proportion which such part bears to the full monthly period and shall be payable upon the date of such termination.
          (b) J.P. Morgan shall render, after the close of each month in which services have been furnished, a statement reflecting all of the fees and expenses for such month (or other agreed upon billing period). Fees and expenses remaining unpaid after thirty (30) days from the date of receipt of the statement shall bear interest, from the date of the statement to the date of repayment to J.P. Morgan by the Trust, at the Federal Funds Rate + [     ] basis points and all costs and expenses of effecting collection of any such sums, including reasonable attorney’s fees, shall be paid by the Trust to J.P. Morgan.
          (c) In the event that the Trust is more than sixty (60) days delinquent in payments of monthly billings in connection with this Agreement (with the exception of specific amounts which may be contested in good faith by the Trust), this Agreement may be terminated by J.P. Morgan upon thirty (30) days’ written notice to the Trust. The Trust must notify J.P. Morgan in writing of any disputed amounts within thirty (30) days of receipt of the billing for such amounts. Amounts disputed in good faith are not due and payable while they are being investigated.
     7. INSTRUCTIONS.
          (a) The Trust authorizes J.P. Morgan to accept and act upon any Instructions received by it without inquiry. The Trust will indemnify J.P. Morgan Indemnitees against, and hold each of them harmless from, any Liabilities that may be imposed on, incurred by, or asserted against J.P. Morgan Indemnitees as a result of any action or omission taken in accordance with any Instructions or other directions upon which J.P. Morgan is authorized to rely under the terms of this Agreement.

          (b) Unless otherwise expressly provided, all Instructions shall continue in full force and effect until canceled or suspended.
          (c) J.P. Morgan may (in its sole discretion and without affecting any part of this Section 7) seek clarification or confirmation of an Instruction from an Authorized Person and may decline to act upon the Instruction if it does not receive clarification or confirmation satisfactory to it. J.P. Morgan shall not be liable for any loss arising from any delay while it seeks such clarification or confirmation.
     8. LIMITATIONS OF LIABILITY AND INDEMNIFICATION.
          (a) J.P. Morgan shall use reasonable care in performing its duties under this Agreement. J.P. Morgan shall not be in violation of this Agreement with respect to any matter as to which it has satisfied its duty of reasonable care.
          (b) J.P. Morgan shall be liable to the Trust for its direct damages, excluding attorneys’ fees, to the extent they result from J.P. Morgan’s negligence, bad faith or willful misconduct in performing its duties as set out in this Agreement. Nevertheless, under no circumstances shall J.P. Morgan be liable for any indirect, special or consequential damages (including, without limitation, lost profits) of any form, whether or not foreseeable and regardless of the type of action in which such a claim may be brought.
          (c) Without limiting subsections (a) and (b) above, J.P. Morgan shall not be responsible for, and the Trust shall indemnify and hold J.P. Morgan, its officers, employees and agents harmless from and against, any and all Liabilities, incurred by J.P. Morgan, any of its officers, employees or agents, or the Trust’s agents in the performance of its/their duties hereunder, including but not limited to those arising out of or attributable to:
          (i) any and all actions of J.P. Morgan or its officers, employees or agents required to be taken pursuant to this Agreement;
          (ii) the reasonable reliance on or use by J.P. Morgan or its officers, employees or agents of information, records, or documents which are received by J.P. Morgan or its officers, employees or agents and furnished to it or them by or on behalf of the Trust, and which have been prepared or maintained by the Trust or any third party on behalf of the Trust;
          (iii) the Trust’s refusal or failure to comply with the terms of this Agreement or the Trust’s lack of good faith, or its actions, or lack thereof, involving negligence or willful misconduct;
          (iv) the breach of any representation or warranty of the Trust hereunder;

          (v) the taping or other form of recording of telephone conversations or other forms of electronic communications with the Trust, its agents or any investor or reliance by J.P. Morgan on telephone or other electronic Instructions of any person acting on behalf of the Trust or an investor for which telephone or other electronic services have been authorized;
          (vi) the reliance by J.P. Morgan, its officers, employees or agents on any share certificates which are reasonably believed to bear the proper manual or facsimile signature of an Authorized Person of the Trust;
          (vii) any delays, inaccuracies, errors in or omissions from information or data provided to J.P. Morgan by data, corporate action or pricing services, depositories or clearing systems, or securities brokers or dealers;
          (viii) the offer or sale of Shares by the Trust in violation of any requirement under the Federal securities laws or regulations or the securities laws or regulations of any state, or in violation of any stop order or other determination or ruling by any Federal agency or any state agency with respect to the offer or sale of such Shares in such state (1) resulting from activities, actions, or omissions by the Trust or its other service providers and agents, or (2) existing or arising out of activities, actions or omissions by or on behalf of the Trust prior to the effective date of this Agreement;
          (ix) any failure of the Trust’s registration statement to comply with the 1933 Act and the 1940 Act and any other Applicable Laws, or any untrue statement of a material fact or omission of a material fact necessary to make any statement therein not misleading in the Trust’s Prospectus;
          (x) the actions taken by the Trust, the Distributor or by the Advisor in compliance with applicable securities, tax, commodities and other laws, rules and regulations, or the failure to so comply; and
          (xi) all actions, omissions, or errors caused by third parties to whom J.P. Morgan or the Trust have assigned any rights and/or delegated any duties under this Agreement at the request of or as required by the Trust or the Distributor, or by the Advisor.
          Notwithstanding subsections (a) above, J.P. Morgan shall have no duty or obligation of reasonable care with respect to any of the activities described in clauses (viii), (ix) (x) or (xi) of this subsection (c).
          (d) The Trust shall defend J.P. Morgan or, at Trust’s option, settle any claim, demand or cause of action, whether groundless or otherwise, that _ Shares or any of the services provided herein for the Trust infringes on, violates or misappropriates any patent, copyright, trademark, trade secret or any other proprietary right, and shall indemnify and hold harmless J.P. Morgan, its officers, employees and agents against all

Liabilities, including court and settlement costs incurred by J.P. Morgan or any of them as a result of or relating to such claim, demand or cause of action (“Third Party Claim”). J.P. Morgan shall notify the Trust in writing of any such Third Party Claim, and give the Trust all reasonably necessary information and assistance to defend or settle such Third Party Claim. J.P. Morgan may participate in the defense or settlement of the Third Party Claim.
          (e) The Declaration of Trust establishing the Trust (“Declaration of Trust”) provides that the trustees of the Trust shall be entitled to the protection against personal liability for the obligations of the Trust under Section 3803(b) of the Delaware Business Trust Act, as amended (the “DBTA”). It is expressly acknowledged and agreed that the obligations of the Trust hereunder shall not be binding upon any of the shareholders, trustees, officers, employees or agents of the Trust, personally, but shall bind only the trust property of the Trust, as provided in its Declaration of Trust and under Section 3803 of the DBTA. The execution and delivery of this Agreement have been authorized by the trustees of the Trust and signed by an officer of the Trust, acting as such, and neither such authorization by such trustees of the Trust nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only upon the Fund to which such obligations pertain and the assets and property of such Fund. Separate and distinct records are maintained for each Fund and the assets associated with any such Fund are held and accounted for separately from the other assets of the Trust, or any other Fund of the Trust. The debts, liabilities, obligations, and expenses incurred, contracted for, or otherwise existing with respect to a particular Fund of the Trust shall be enforceable against the assets of that Fund only, and not against the assets of the Trust generally or any other Fund, and none of the debts, liabilities, obligations, and expenses incurred, contracted for, or otherwise existing with respect to the Trust generally or any other Fund shall be enforceable against the assets of that Fund. The Trust’s Declaration of Trust is on file with the Trust.
          (f) This Section 8 shall survive the termination of this Agreement, regardless of the party that terminated the Agreement or the reason therefor.
     9. TERM AND TERMINATION.
     This Agreement shall become effective on the date first herein-above written. The Agreement may be modified or amended from time to time by mutual agreement between the parties hereto. In the event of the termination of the Custody Agreement between J.P. Morgan and the Trust, J.P. Morgan may terminate this Agreement in whole or in part simultaneously with the transition of the assets to a successor custodian. Subject to the foregoing, this Agreement shall continue in effect until terminated by either party on at least 90 days prior written notice to the other party. The terminating party in its notice to the other party shall specify the date of termination. Upon termination of this Agreement, the Trust shall pay to J.P. Morgan such compensation and any reasonable out-of-pocket or other reimbursable expenses which may become due or payable under the terms of this Agreement as of the date of termination or after the date that the provision of services ceases, whichever is later.
     10. NOTICES.
Any notice required or permitted hereunder shall be in writing and shall be deemed effective on the date of personal delivery (by private messenger, courier service or otherwise) or upon confirmed receipt of telex or facsimile, whichever occurs first, or upon receipt if by mail to the parties at the following address (or such other address as a party may specify by notice to the other):
If to the Trust: NEXT ETFs TRUST
350 Main Street
Suite 9
Bedminster, New Jersey 07921
Attention: Mark Criscitello
Telephone: (908) 781-0560
Fax: (908) 781-0601
If to J.P. Morgan in its capacity as Transfer Agent to:
JPMorgan Chase Bank
303 Broadway, Floor 09
Cincinnati, OH 45202-4220
Attention: David Kelley
Telephone: 513-878-4015
Fax: 513-878-4190
If to J.P. Morgan in its capacity as Index Receipt Agent to:
JPMorgan Chase Bank
4 New York Plaza, 17th Floor
New York, New York 10004
Attention: Adrian Dmytrenko
Telephone: 212-623-8630
Fax: 212-623-3164
     If to J.P. Morgan in its capacity as Custodian, as provided for in the Custody Agreement.
     11. WAIVER.
     The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement. Any waiver must be in writing signed by the waiving party.

     12. FORCE MAJEURE.
     J.P. Morgan shall maintain and update from time to time business continuation and disaster recovery procedures with respect to its Transfer Agent, Index Receipt Agent and domestic custody business that it determines from time to time meet reasonable commercial standards. J.P. Morgan shall have no liability, however, for any damage, loss or expense of any nature that the Trust may suffer or incur, caused by an act of God, fire, flood, civil or labor disturbance, war, act of any governmental authority or other act or threat of any authority (de jure or de facto), legal constraint, fraud or forgery (except to the extent that such fraud or forgery is attributed to J.P. Morgan or to J.P. Morgan’s employees), malfunction of equipment or software (except to the extent such malfunction is primarily attributable to J.P. Morgan’s negligence in maintaining the equipment or software), failure of or the effect of rules or operations of any external funds transfer system, inability to obtain or interruption of external communications facilities, or any cause beyond the reasonable control of J.P. Morgan (including without limitation, the non-availability of appropriate foreign exchange).
     13. AMENDMENTS.
     This Agreement may be modified or amended from time to time by mutual written agreement between the parties. No provision of this Agreement may be changed, discharged, or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, discharge or termination is sought.
     14. ASSIGNMENT.
     J.P. Morgan may not assign or delegate this Agreement and its rights and obligations hereunder without the prior written consent of the , except that any corporation or banking association into which J.P. Morgan may be merged or with which J.P. Morgan may be consolidated, or any corporation or banking association resulting from any merger or consolidation to which J.P. Morgan shall be a party, or any corporation or banking association succeeding to J.P. Morgan’s corporate custody business, shall succeed to all J.P. Morgan’s rights, obligations and immunities hereunder without the execution or filing of any consent or further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.
     15. SEVERABILITY.
     If any provision of this Agreement is invalid or unenforceable, the balance of the Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance it shall nevertheless remain applicable to all other persons and circumstances.
     16. GOVERNING LAW AND JURISDICTION.

     This Agreement shall be construed, regulated, and administered under the laws of the United States or State of New York, as applicable, without regard to New York’s principles regarding conflict of laws. The United States District Court for the Southern District of New York shall have the sole and exclusive jurisdiction over any lawsuit or other judicial proceeding relating to or arising from this Agreement. If that court lacks federal subject matter jurisdiction, the Supreme Court of the State of New York, New York County shall have sole and exclusive jurisdiction. Either of these courts shall have proper venue for any such lawsuit or judicial proceeding, and the parties waive any objection to venue or their convenience as a forum. The parties agree to submit to the jurisdiction of either of the courts specified and to accept service of process to vest personal jurisdiction over them in such courts. The parties further hereby knowingly, voluntarily and intentionally waive, to the fullest extent permitted by Applicable Law, any right to a trial by jury with respect to any such lawsuit or judicial proceeding arising or relating to this Agreement or the transactions contemplated hereby.
     17. USE OF J.P. MORGAN’S NAME.
     The Trust shall not use J.P. Morgan’s name in any offering material, shareholder report, advertisement or other material relating to the Trust, other than for the purpose of merely identifying and describing the functions of J.P. Morgan hereunder, in a manner not approved by J.P. Morgan in writing prior to such use; provided, however, that J.P. Morgan shall consent to all uses of its name required by the SEC, any state securities commission, or any federal or state regulatory authority; and provided, further, that in no case shall such approval be unreasonably withheld.
     18. CONFIDENTIALITY.
     (a) Subject to Section 18.7(b), J.P. Morgan will hold all Confidential Information in confidence and will not disclose any Confidential Information except as may be required by Applicable Law, a regulator with jurisdiction over J.P. Morgan’s or Funds business, or with the consent of the Trust.
     (b) The Trust authorizes J.P. Morgan to disclose Confidential Information to: any service providers and/or vendors to the Funds that J.P. Morgan believes is reasonably required by such person to provide the relevant services;
     (i) its professional advisers, auditors or public accountants;
     (ii) its Affiliates; and
     (iii) any revenue authority or any governmental entity.
     (c) Except as otherwise required by Applicable Law or as needed to enforce the terms of this Agreement, the parties shall hold the terms and conditions of this Agreement, including, without limitation, any commercial terms, in confidence.

     19. COUNTERPARTS.
     This Agreement may be executed in counterparts each of which shall be an original and together shall constitute one and the same agreement.
     20. HEADINGS.
     Headings are for convenience only and are not intended to affect interpretation. References to sections are to sections of this Agreement and references to sub-sections and paragraphs are to sub-sections of the sections and paragraphs of the sub-sections in which they appear.
     21. ENTIRE AGREEMENT.
     This Agreement, including the Schedules and Exhibits, and also including the Custody Agreement to the extent custody services are provided in conjunction with Index Receipt Agent services for Shares, sets out the entire Agreement between the parties in connection with the subject matter, and this Agreement supersedes any other agreement, statement, or representation relating to the services provided herein for Shares, whether oral or written.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the date first written above.

NEXT ETFs TRUST			JPMORGAN CHASE BANK, N. A.

By:	/s/ Mark Criscitello		By:	/s/ Phyllis A. Schroder
	Name:	Mark Criscitello		Name:	Phyllis A. Schroder
	Title:	Chief Operating Officer		Title:	Executive Director
	Date: May 5, 2011			Date: May 5, 2011

AGENCY SERVICES AGREEMENT
SCHEDULE A
TRANSFER AGENCY SERVICES
FOR SERIES
     Following are the transfer agent services that shall be provided by J.P. Morgan for the Trust in its capacity as Transfer Agent for each Series.
A. Creation and Redemption of Shares of each Series.
1. Pursuant to such creation orders that Index Receipt Agent shall receive from the Trust or other Authorized Person, Transfer Agent shall register the appropriate number of book entry only Shares in the name of DTC or its nominee as the sole shareholder (the “Shareholder”) for each Series and deliver the shares of the applicable Series in Creation Units on the business day next following the trade date (T+1) to the DTC Participant Account of the Custodian for settlement. It is understood and agreed that J.P. Morgan, in its capacity as Transfer Agent, Index Receipt Agent or Custodian, shall not be responsible for determining whether any order, if accepted, shall result in the depositor of the Creation Deposit owning or appearing to own eighty percent (80%) or more of the outstanding Shares of such Series.
2. Pursuant to such redemption orders that Index Receipt Agent shall receive from the Distributor on behalf of the Trust or other Authorized Person, Transfer Agent shall redeem the appropriate number of Shares of the applicable Series in Creation Units that are delivered to the designated DTC Participant Account of Custodian for redemption and debit such shares from the account of the Shareholder on the register of the applicable Series.
3. Transfer Agent shall issue Shares of the applicable Series in Creation Units for settlement with purchasers through DTC as the purchaser is authorized to receive. Beneficial ownership of Shares shall be shown on the records of DTC and DTC Participants and not on any records maintained by the Transfer Agent. In issuing Shares of the applicable Series through DTC to a purchaser, Transfer Agent shall be entitled to rely upon the latest Instructions that are received from the Distributor, Trust or its Authorized Person by the Index Receipt Agent (as set forth in Schedule B, Section A. Subsection 3(b) of this Agreement) concerning the creation and delivery of such shares for settlement.
4. Transfer Agent shall not create any Shares for a particular Series where it has received an Instruction from the Trust or its Authorized Person or written notification from any federal or state authority that the sale of the Shares of such Series has been suspended or discontinued, and Transfer Agent shall be entitled to rely upon such Instructions or written notification.
5. Upon the creation of Shares of any Series as provided herein, Transfer Agent shall not be responsible for the payment of any original create or other taxes, if any, required to be paid by the Trust in connection with such creation.
6. Shares of any Series may be redeemed in accordance with the procedures set forth in the Prospectus of the Trust and in the Authorized Participant Agreement and J.P. Morgan shall duly process all redemption requests.
B. Payment of Dividends and Distributions on Shares of each Series.
1. J.P. Morgan shall prepare and make payments for dividends and distributions declared by the Trust on behalf of the Series.
2. The Trust or its Authorized Person shall promptly notify both the Custodian and the Transfer Agent of the declaration of any dividend or distribution in respect of each Series. The Trust or its Authorized Person shall furnish to J.P. Morgan a statement signed by an Authorized Person: (i) indicating that dividends have been declared on a specific periodic basis and Instructions specifying the date of the declaration of such dividend or distribution, the date of payment thereof, the record date as of which the Shareholder shall be entitled to payment, the total amount payable to the Shareholder and the total amount payable to J.P. Morgan as Transfer Agent on the payment date; or (ii) setting forth the date of the declaration of any dividend or distribution by Series, the date of payment thereof, the record date as of which the Shareholder is entitled to payment, and the amount payable per share to the Shareholder as of that date and the total amount payable to Transfer Agent on the payment date. The Trust’s Board of Trustees shall approve the Authorized Persons to provide such information to J.P. Morgan.
3. Upon its receipt from the Trust of the information set forth in Subsection 2 immediately above, the Transfer Agent, based upon the amount of Shares outstanding on its books and records, shall calculate the total dollar amount of the dividend or distribution on each Series and notify the Trust of this amount. The Trust shall verify this total dollar amount as calculated by the Transfer Agent. Provided the Trust is in agreement with the Transfer Agent, the Trust shall instruct the Custodian to place in a dividend disbursing account maintained by the Transfer Agent funds equal to the total cash amount of the dividend or distribution to be paid out in respect of each Series. Should Custodian determine that it does not have sufficient cash in the Custody Account to pay the total amount of the dividend or distribution to the Transfer Agent, Custodian shall advise the Trust and the Trust shall either adjust the rate of the dividend or distribution or provide additional cash to Custodian for credit to the dividend disbursing account maintained by Transfer Agent. The Transfer Agent shall credit such dividend or distribution to the account of the Shareholder.
4. Should Transfer Agent not receive from Custodian sufficient cash to make payment as provided in the immediately preceding Subsection, Transfer Agent or Custodian shall notify the Trust, and Transfer Agent shall withhold payment to the Shareholder until sufficient cash is provided to J.P. Morgan and J.P. Morgan shall not be liable for any claim arising out of such withholding.
C. Recordkeeping.
1. J.P. Morgan shall create and maintain such records in accordance with laws, rules and regulations applicable to J.P. Morgan as a registered transfer agent. All records shall be available for inspection and use by the Trust. J.P. Morgan shall maintain such records for at least six years or for such other period as J.P. Morgan and the Trust may mutually agree.
2. Upon reasonable notice by the Trust, or its Authorized Person, J.P. Morgan shall make available during regular business hours all records and other data created and maintained by J.P. Morgan as Transfer Agent for reasonable audit and inspection by the Trust, or any person retained by the Trust.
3. J.P. Morgan shall record the creation of Shares of each Series and maintain, pursuant to Rule 17Ad-10(e) under the 1934 Act, a record of the total number of Shares of each Series that are authorized, based upon data provided to J.P. Morgan by the Trust, or its Authorized Person or the Series, issued and outstanding. Also, J.P. Morgan shall provide the Trust on a regular basis with the total number of Shares authorized, issued and outstanding in respect of each Series but shall not be responsible for, when recording the creation of Shares, monitoring the creation of such shares or compliance with any laws relating to the validity of the creation or the legality of the sale of such shares.
D. Establish Procedures.
Procedures applicable to the transfer agent services to be performed hereunder may be established from time to time by agreement between the Trust and J.P. Morgan. J.P. Morgan shall have the right to utilize any shareholder accounting and record-keeping systems that, in its opinion, enables it to perform any services to be performed hereunder.

AGENCY SERVICES AGREEMENT
SCHEDULE B
INDEX RECEIPT AGENT SERVICES
AND RELATED CUSTODY SERVICES FOR SERIES
     Following are the Index Receipt Agent services that shall be provided by J.P. Morgan for the Trust in respect of each Fund and their respective Series. J.P. Morgan shall perform these services as Index Receipt Agent in conjunction with the custody services that are currently provided by J.P. Morgan, as Custodian, to each Fund under the terms of the Custody Agreement. J.P. Morgan shall be entitled to all the protective provisions in the Custody Agreement in respect of its duties and its performance as Index Receipt Agent and Custodian for the settlement of creations and redemptions of Creation Units of each Series. If there are any inconsistencies between the terms of the Custody Agreement and the terms herein with respect to processing, clearance and the settlement of creation and redemption orders for Shares of each Series the terms herein shall govern.
A. Index Receipt Agent Services.
1. J.P. Morgan, with the assistance of the Trust, shall make application to NSCC to be the Index Receipt Agent on behalf of the Trust and each Series for the processing, clearance and the settlement of creation and redemption orders for Shares of each Series and Creation Deposits through the facilities of NSCC and DTC.
2. The Distributor, on behalf of the Trust, shall enter into an Authorized Participant Agreement with each Authorized Participant, which shall be delivered to the J.P. Morgan and which J.P. Morgan, in its capacity as Index Receipt Agent, shall acknowledge.
3. In connection with the procedures that may be established from time to time between J.P. Morgan and the Trust, or its Authorized Person on behalf of each Series for the processing, clearance and settlement of the creation and redemption of Creation Units through the Clearing Process, J.P. Morgan shall:
     (a) (i) receive from the Advisor daily, a computer generated file that is in form and substance acceptable to NSCC containing a list of the Deposit Securities (if applicable) for each Series, (ii) receive from the Order Taker daily, a computer generated file that is in form and substance acceptable to NSCC containing the Balancing Amount and the Transaction Fee for each Series and (iii) transmit both files as received from the Advisor and Order Taker to NSCC;

     (b) receive from the Distributor on each trade date a computer generated file that is in form and substance acceptable to NSCC and that contains creation orders from Authorized Participants that have been received and accepted by the Distributor on behalf of the Trust and each Series, for the creation of Creation Units against delivery of Deposit Securities and a Cash Component; transmit the file of creation orders as received from the Distributor to NSCC; receive back from NSCC the file of creation orders enhanced with NSCC generated prices for the Deposit Securities contained in the file and deliver the enhanced file to Custodian for settlement; and, pursuant to such creation orders, instruct the Transfer Agent to create the appropriate number of Shares of the applicable Series for deposit to the Custodian’s DTC Participant Account;
     (c) receive from the Distributor on each trade date a computer generated file that is in form and substance acceptable to NSCC and that contains redemption orders from Authorized Participants that have been received and accepted by the Distributor on behalf of the Trust for each Fund; transmit the file of redemption orders as received from the Distributor to NSCC; receive back from NSCC the file of redemption orders enhanced with NSCC generated prices for the Redemption Securities that are in the file and deliver the enhanced file to Custodian for settlement; and, pursuant to such redemption orders, instruct the Transfer Agent to redeem the appropriate number of Shares of the applicable Series in Creation Units and reduce the account of the Shareholder accordingly; and
     (d) at the appropriate times, cause to be paid over to Authorized Participants Balancing Amounts on the creation or redemption of Creation Units, as instructed by the Distributor or the Trust, or its Authorized Person on behalf of each Series.
4. The Trust understands and agrees that all risk associated with the processing, clearance and settlement of the creation and redemption of Shares, Deposit Securities and Redemption Securities and cash through the Clearing Process shall be that of the Trust and each Series irrespective of whether in effecting such creations and redemptions for the Trust on behalf of each Series through the Clearing Process, J.P. Morgan, as a member of NSCC, is acting as principal or as agent; and, in respect hereof, the Trust and each Series, shall be bound by all the rules and procedures of NSCC and DTC as though it were the member or participant of such clearing and settlement systems.
B. Outside the Clearing Process.
1. The following transactions shall be handled Outside the Clearing Process:

(i)	any creation or redemption of Creation Units that the Trust, its Distributor or another authorized agent shall instruct J.P. Morgan to settle Outside the Clearing Process; and

(ii)	any security create that is part of a Creation Deposit or redemption of Creation Units and that according to NSCC rules is deemed to be ineligible for the Clearing Process, including securities that are not eligible to be settled through DTC.
2. All such transactions shall be effected by J.P. Morgan on a delivery versus payment and receive versus payment basis through DTC and according to DTC’s rules, and the Trust or the Series shall provide to J.P. Morgan the information and terms that are necessary to settle each transaction, including the cash value of each security settlement, unless the Trust’s or the Series’ Instruction is that delivery is to be made free of payment; provided, however, that any security that is not DTC eligible shall be settled as a window delivery pursuant to street practice. All such transactions shall be effected by J.P. Morgan as Custodian and subject to the terms of the Custody Agreement.
C. Settlement of Cash Component.
Any Cash Component to a particular transaction shall be handled over the funds transfer wire (Fedwire) or as part of J.P. Morgan’s overall daily net cash settlement at DTC.
D. Creation Deposits through the Clearing Process: Allocation of Fails; Posting of Accounts.
1. The Trust recognizes that fails to receive (including partial fails) may occur from time to time with respect to one or more of the security creates in a basket of Deposit Securities settled through the Clearing Process. The Trust acknowledges and agrees that, whenever a fail to receive shall occur on a settlement date, J.P. Morgan shall book to a single control account maintained for all funds for which J.P. Morgan provides Index Receipt Agent services (the “Control Account”), the quantity of the security that it failed to receive (each such fail a “short receive position”) and the cash value of that short position that it receives from NSCC (and that NSCC, pursuant to its rules, marks to market daily) pending settlement. J.P. Morgan shall not post to any Series account any cash that it receives from NSCC on a short receive position pending settlement.
2 J.P. Morgan shall make available to the Trust a daily listing of all short receive positions that are in the Control Account and that relate to any Series. J.P. Morgan will allocate daily, on a pro-rata or other basis deemed by it to be fair and equitable, short receive positions in the same security that is common to the securities accounts of such Series and to the securities accounts of such other funds for which J.P. Morgan is acting as Index Receipt Agent. The Trust agrees that any such allocation shall be conclusive on the Trust and the affected Series. When the Deposit Securities that are subject of the short receive positions are received by J.P. Morgan, they will be credited by J.P. Morgan on a FIFO basis to the custody accounts of the applicable funds. J.P. Morgan shall not process a securities transaction in a security having a short receive position in the Control Account to the extent the Trust does not have a sufficient quantity of that security in its Series accounts with J.P. Morgan to settle the transaction. Custodian shall post Deposit Securities to the applicable Series custody accounts on a contractual settlement basis pursuant to the terms of the Custody Agreement.
3 Should a short receive position in a security remain in the Control Account for two (2) or more NSCC business days, J.P. Morgan may elect to exercise NSCC’s buy-in rules with respect to that short position. If an Series needs to sell a short security in its account, the Trust, or its Authorized Person may request that J.P. Morgan exercise a buy-in of the short security under applicable NSCC rules.
E. Redemptions through the Clearing Process: Delivery Fails; Posting of Cash.
1. The Trust recognizes that on the redemption of Creation Units of an Series through the Clearing Process J.P. Morgan, on behalf of the applicable Series, is obligated to deliver to NSCC on the settlement date the required type and amount of Redemption Securities to redeem the Creation Units of the applicable Series. It shall be the responsibility of the Trust and each Series to maintain in the custody account the required type and amount of Redemption Securities for the redemption of Creation Units of each Series. Should the custody account of an Series for any reason (for example, through the Trust’s participation in a securities lending program on behalf of the Series) have a short position in respect of any of the securities creates comprising the basket of Redemption Securities (a “short delivery position”) with the result that, on settlement date, J.P. Morgan is unable to deliver a sufficient quantity of the Redemption Securities to NSCC, the Trust acknowledges that J.P. Morgan shall be obligated under NSCC’s rules to fund the short delivery position with cash pending delivery of the quantity of securities needed to cover the short delivery position. J.P. Morgan shall be entitled to charge to the account of the applicable Series the amount of cash needed to cover the short delivery position. In the event that J.P. Morgan advances its own funds to cover an Series short delivery position, J.P. Morgan, in its discretion, may charge the applicable EFT Series interest on the amount of the advance at the rate that J.P. Morgan charges for advances of a similar nature to similar customers of J.P. Morgan, unless J.P. Morgan and the Trust, or its Authorized Person have mutually agreed in writing upon another rate.
2. In the event that J.P. Morgan shall have advanced its own funds to cover a short delivery position at NSCC for an Series, J.P. Morgan shall have, to the extent of the amount of the advance, a security interest in the securities that remain in the Series custody account and J.P. Morgan shall have all the rights and remedies of a secured party under the New York Uniform Commercial Code.

Nothing herein or in the Custody Agreement shall be construed to mandate that J.P. Morgan, acting as Index Receipt Agent for the Trust and each Series, effect redemptions of Creation Units where J.P. Morgan, acting in good faith, believes that it may not be repaid an advance by the Trust or the Series or otherwise not receive from the Series delivery of the Redemption Securities that are the subject of a short delivery position.
F Establish Procedures.
The Trust and J.P. Morgan, from time to time, may establish written procedures for the processing and settlement and related activities effected for Shares of each Series through the Clearing Process and Outside the Clearing Process.

AGENCY SERVICES AGREEMENT
EXHIBIT A
LIST OF SERIES
                    MAXIS SM Nikkei 225 Index Fund